Exhibit (b)(1)

September 17, 2004

Telesp Celular Participações S.A.

Arcadio Martinez, Gilmar Camurra, Ademir Mallmann

Portugal Telecom

Shakhaf Wine

Telefónica Móviles

Ernesto López Mozo

Dear Sirs:

Banco ABN AMRO Real S.A. (“ABN AMRO”) is pleased to provide this commitment to grant Telesp Celular Participações SA (“TCP” or the “Borrower”) with an up to BRL 902,000,000 loan (“Loan”) in connection with TCP’s acquisition of shares of Tele Centro Oeste Celular Participações S.A. (“TCO”). It is our understanding that the Loan is necessary to provide TCP with immediate funds to liquidate the recently announced tender offer for up to 84.3 billion preferred shares of TCO.

The Loan terms and conditions are:

(i)	The Loan shall be for a maximum amount of up to BRL 902,000,000;

(ii)	The Loan shall be extended to TCP but Telesp Celular SA (“TC”) must provide a full guarantee (the “Guarantee”), as typically required in our loans to TCP;

(iii)	The Loan shall be extended in the form of a Res. 2770 Local loan, swapped to Brazilian reais (the “Swap”);

(iv)	The Loan shall have a tenor of 90 days, counting from the disbursement date. If it is necessary for TCP, the Borrower shall have the option to extend it for an additional 30 days three more times. The Loan shall however not be extended beyond 180 days counting from the first disbursement date;

(v)	The Loan shall be disbursed on or prior to October 15, 2004, in a single tranche, provided that TCP accepts the terms of this letter until closing of business on September 21, 2004;

(vi)	The final interest rate after swapped into BRL will be 104.3% of CDI;

(vii)	The Loan, the Swap, and the Guarantee shall be documented by using ABN AMRO’s standard documentation.

We look forward to discussing this transaction with you in the near future.

Yours faithfully,

Banco ABN AMRO Real S.A.

/s/ José Berenguer José Berenguer	/s/ Alexandre Azevedo Alexandre Azevedo
Vice-Presidente Executivo	Superintendente Executivo

Agreed and Accepted on      /     /          :

Telesp Celular Participações SA